Exhibit 5

February 6, 2012

The Board of Directors of AllDigital Holdings, Inc.

220 Technology Drive, Suite 100,

Irvine, CA 92618

Re:	Registration Statement on Form S-8 filed by AllDigital Holdings, Inc. (the “Company”) with respect to the AllDigital Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan.

Gentlemen:

We refer you to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, with respect to the issuance of up to 8,500,000 shares of Common Stock, $0.001par value, of the Company (the “Shares”) under the AllDigital Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed: (i) the articles of incorporation and bylaws of the Company as are currently in effect; (ii) a certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors and shareholders; (iii) certificates and reports of various state authorities and public officials; and (iv) the Plan.

In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have further assumed that all awards made under the Plan have been or will be made pursuant to the Plan in full accordance with the terms and conditions of the Plan and that the Plan and any award agreements have been or will be duly executed and delivered by the parties and are valid and legally binding on the parties.

In rendering our opinions hereinafter stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction. We express no opinion as to the laws of any jurisdiction other than applicable laws of the State of Nevada.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Plan, the applicable award agreements, the Registration Statement and the prospectus incorporated into the Registration Statement, and upon payment of the exercise price therefor, validly issued, fully paid and nonassessable.

This opinion letter speaks as of its date.  We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein.  We consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Sincerely,

/s/ PARR BROWN GEE & LOVELESS, PC
PARR BROWN GEE & LOVELESS, PC